Exhibit (g)(4)
CONFORMING DELEGATION AGREEMENT
          Conforming Delegation Agreement (the “Conforming Agreement”) made as of this 22nd day of November, 2011 by and between GMO Series Trust (the “Series Trust), a business trust established under the laws of the Commonwealth of Massachusetts, and State Street Bank and Trust Company (as successor by merger to Investors Bank Trust Company) (“State Street”).
          WHEREAS, GMO Trust (the “Company”) and State Street are party to the Amended and Restated Delegation Agreement dated June 29, 2001(the “Agreement”), pursuant to which State Street agrees to provide certain services to the Company;
          WHEREAS, in connection with the creation of the Series Trust, the parties intend to apply the terms of the Agreement to the Series Trust, without modifying the terms of the Agreement with respect to the Company;
          NOW, THEREFORE, in connection with the foregoing and in consideration of the mutual covenants herein set forth, the Series Trust and State Street agree as follows:
1.	The terms of the Agreement shall apply, mutatis mutandis, to the Series Trust as if it were the Company and to each series of the Series Trust as if it were a series of the Company, provided that all obligations of GMO in the Agreement shall be the obligations of the Series Trust.

2.	A list of the series of the Series Trust is set forth in Schedule A, which shall be amended from time to time in writing by mutual agreement of the Series Trust and State Street.

3.	For the avoidance of doubt, the Series Trust and State Street shall be liable to the other to the extent and under the circumstances described in the Agreement.
[signature page immediately follows]

     IN WITNESS WHEREOF; the parties hereto have caused this Conforming Agreement to be duly executed as of the day and year first written above.
GMO SERIES TRUST*
By:__/s/ J.B. Kittredge__________________
Name: J.B. Kittredge
Title: President
Reviewed by: MB

*  GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Series Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series.
STATE STREET BANK AND TRUST COMPANY
By:__/s/ Michael F. Rogers_____________________
Name: Michael F. Rogers
Title: Executive Vice President

CONFORMING DELEGATION AGREEMENT
SCHEDULE A
LIST OF GMO SERIES TRUST FUNDS
GMO Benchmark-Free Allocation Series Fund
GMO Core Plus Bond Series Fund
GMO Emerging Country Debt Series Fund
GMO Global Asset Allocation Series Fund
GMO Global Equity Allocation Series Fund
GMO International Bond Series Fund
GMO International Equity Allocation Series Fund
GMO Quality Series Fund
GMO U.S. Core Equity Series Fund
GMO U.S. Equity Allocation Series Fund
GMO U.S. Growth Series Fund
GMO U.S. Intrinsic Value Series Fund

[This page is intentionally left blank]

AMENDED AND RESTATED DELEGATION AGREEMENT
     AGREEMENT, dated as of June 29, 2001 by and between INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Delegate”), and GMO TRUST, a Massachusetts business trust (the “Trust”) on behalf of each series of the Trust set forth on Exhibit 1 hereto and any additional series hereafter created as shall be mutually agreed to in writing by the parties hereto (each, a “Fund”).
     WHEREAS, the Delegate currently acts as Custodian of the portfolio securities and cash of the Trust pursuant to a Custodian Agreement dated as of August 1, 1991; and
     WHEREAS, Delegate currently acts as Delegate to the Fund pursuant to a Delegation Agreement (the “Old Agreement”) between the Delegate and the Fund dated as of July 1, 1998; and
     WHEREAS, in connection with the issuance of Rule 17f-7 and amendments to Rule 17f-5, each under the Investment Company Act of 1940, as amended (the“1940 Act”) Delegate and Fund desire to amend and restate the Old Agreement in accordance with the terms hereof; and
     WHEREAS, pursuant to the provisions of Rule 17f-5 under the 1940 Act, and subject to the terms and conditions set forth herein, the Board of Trustees of the Fund desires to continue to delegate to the Delegate certain responsibilities concerning Foreign Assets (as defined below), and the Delegate hereby agrees to retain such delegation, but only in accordance with the terms described herein; and
     WHEREAS, pursuant to the provisions of Rule 17f-7 under the 1940 Act, and subject to the terms and conditions set forth herein, the Board of Directors of the Fund desires to retain the Delegate to provide certain services concerning Foreign Assets, and the Delegate hereby agrees to provide such services, as described herein;
     NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:
1. Definitions
     Capitalized terms in this Agreement have the following meanings:
     a. Authorized Representative
          Authorized Representative means any one of the persons who are empowered, on behalf of the parties to this Agreement, to receive notices from the other party and to send notices to the other party.
     b. Board
          Board means the Board of Trustees (or the body authorized to exercise authority similar to that of the board of directors of a corporation) of the Trust.

     c. Country Risk
          Country Risk means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s financial infrastructure (including any Securities Depositories operating in such country); prevailing custody and settlement practices; and laws applicable to the safekeeping and recovery of Foreign Assets held in custody.
     d. Eligible Foreign Custodian
          Eligible Foreign Custodian has the meaning set forth in Rule 17f-5(a)(1) and shall mean foreign branches of U.S. Banks (as the term “U.S. Bank” is defined in Rule 17f-5(a)(7).
     e. Foreign Assets
          Foreign Assets has the meaning set forth in Rule 17f-5(a)(2)
     f. Foreign Custody Manager
          Foreign Custody Manager has the meaning set forth in Rule 17f-5(a)(3).
     g. Securities Depository
          Securities Depository has the meaning set forth in Rule 17f-4(a).
     h. Monitor
          Monitor means to re-assess or re-evaluate, at reasonable intervals, a decision, determination or analysis previously made.
2. Representations
     a. Delegate’s Representations
          Delegate represents that it is (i) a trust company chartered under the laws of the Commonwealth of Massachusetts and (ii) a U.S. Bank as defined in paragraph (a)(7) of Rule 17f-5. Delegate further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Delegate with respect to the subject matter of this Agreement.
     b. Trust’s Representations
          The Trust represents that the Board has determined that it is reasonable to rely on Delegate to perform the responsibilities of a Foreign Custody Manager. The Trust further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind each Fund with respect to the subject matter of this Agreement.
3. Jurisdictions and Depositories Covered

     a. Initial Jurisdictions and Depositories
          The authority delegated by this Agreement in connection with Rule 17f-5 applies only with respect to Foreign Assets held in the jurisdictions listed in Appendix Al. Delegate’s responsibilities under this Agreement in connection with Rule 17f-7 apply only with respect to the Securities Depositories listed in Appendix A2. Upon the creation of a new Securities Depository in any of the jurisdictions listed in Appendix Al at the time of such creation, such Securities Depository will automatically be deemed to be listed in Appendix A2 and will be covered by the terms of this Agreement.
     b. Added Jurisdictions and Depositories
          Jurisdictions and related Securities Depositories may be added to Appendix Al and Appendix A2, respectively, by written agreement in the form of Appendix B. Delegate’s responsibility and authority with respect to any jurisdiction or Securities Depository, respectively, so added will commence at the later of (i) the time that Delegate’s Authorized Representative and Board’s Authorized Representative have both executed a copy of Appendix B listing such jurisdiction and/or Securities Depository, or (ii) the time that Delegate’s Authorized Representative receives a copy of such fully executed Appendix B.
     c. Withdrawn Jurisdictions
          Board may withdraw its (i) delegation to Delegate with respect to any jurisdiction or (ii) retention of Delegate with respect to any Securities Depository, upon written notice to Delegate. Delegate may withdraw its (i) acceptance of delegation with respect to any jurisdiction or (ii) retention with respect to any Securities Depository, upon written notice to Board. Ten days (or such longer period as to which the parties agree in such event) after receipt of any such notice by the Authorized Representative of the party other than the party giving notice, Delegate shall have no further responsibility or authority under this Agreement with respect to the jurisdiction(s) or Securities Depository as to which delegation is withdrawn.
4. Delegation of Authority to Act as Foreign Custody Manager
     a. Selection of Eligible Foreign Custodians
          Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is (i) appointed as each Fund’s Foreign Custody Manager and Delegate accepts such appointment and (ii) subject to the provisions of this Agreement, authorized and directed to place and maintain Foreign Assets in the care of any Eligible Foreign Custodian(s) selected by Delegate in each jurisdiction to which this Agreement applies, except that Delegate does not accept such authorization and direction with regard to Securities Depositories.
     b. Contracts With Eligible Foreign Custodians
          Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is authorized to enter into, and shall enter into, on behalf of each Fund, such written contracts governing each Fund’s foreign custody arrangements with such Eligible Foreign Custodians as Delegate deems appropriate.
5. Monitoring of Eligible Foreign Custodians and Contracts
          In each case in which Delegate has exercised the authority delegated under this Agreement to place Foreign Assets with an Eligible Foreign Custodian, Delegate is authorized to, and shall, on behalf of each Fund, establish a system to Monitor the appropriateness of maintaining Foreign Assets with such Eligible Foreign Custodian. In each case in which Delegate has exercised the authority delegated under this Agreement to enter into a written contract governing each Fund’s foreign custody arrangements, Delegate is authorized to, and shall, on behalf of each Fund, establish a system to Monitor the performance of such contract.
6. Securities Depositories
     a. In accordance with the requirements of Rule 17f-7, Delegate shall, by no later than July 2, 2001, provide the Fund or its investment adviser with an analysis of the custody risks associated with maintaining assets with each Securities Depository listed on Appendix A2 hereto.
     b. In accordance with the requirements of Rule 17f-7, Delegate shall Monitor the custody risks associated with maintaining assets with each Securities Depository listed on Appendix A2 hereto on a continuing basis, and shall promptly notify the Fund or its investment adviser of any material change in such risks or of any material change in any information provided by Delegate regarding whether a Securities Depository meets the definition of Eligible Securities Depository.
7. Guidelines and Procedures for the Exercise of Delegated Authority
     a. Board’s Conclusive Determination Regarding Country Risk
          In exercising its delegated authority under this Agreement, Delegate may assume, for all purposes, that the Board (or each Fund’s investment advisor, pursuant to authority delegated by Board) has considered, and pursuant to its fiduciary duties to each Fund and each Fund’s shareholders, determined to accept, such Country Risk as is incurred by placing and maintaining Foreign Assets in the jurisdictions to which this Agreement applies. In exercising its delegated authority under this Agreement, Delegate may also assume that the Board (or each Fund’s investment advisor, pursuant to authority delegated by the Board) has, and will continue to, Monitor such Country Risk to the extent the Board deems necessary or appropriate.
          Except as specifically described herein, nothing in this Agreement shall require Delegate to make any selection or to engage in any Monitoring on behalf of any Fund that would entail consideration of Country Risk.
     b. Selection of Eligible Foreign Custodians
          In exercising the authority delegated under this Agreement to place Foreign Assets with an Eligible Foreign Custodian, Delegate shall determine that Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the market in which the Foreign Assets will be held, after considering all factors relevant to the safekeeping of such Foreign Assets, including, without limitation;
i.	The Eligible Foreign Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

ii.	Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for Foreign Assets;

iii.	The Eligible Foreign Custodian’s general reputation and standing;

iv.	Whether the Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of the Eligible Foreign Custodian in the United States or the Eligible Foreign Custodian’s consent to service of process in the United States; and

v.	In the case of an Eligible Foreign Custodian that is a banking institution or trust company, any additional factors and criteria set forth in Appendix C to this Agreement.
     c. Evaluation of Written Contracts
     In exercising the authority delegated under this Agreement to enter into written contracts governing a Fund’s foreign custody arrangements with an Eligible Foreign Custodian, Delegate shall determine that such contracts provide reasonable care for Foreign Assets based on the standards applicable to Eligible Foreign Custodians in the relevant market including, without limitation, the standards set forth in Section 7(b) herein. In making this determination, Delegate shall ensure that the terms of such contracts comply with the provisions of Rule 17f-5(c)(2).
     d. Monitoring of Eligible Foreign Custodians
          In exercising the authority delegated under this Agreement to establish a system to Monitor the appropriateness of maintaining Foreign Assets with an Eligible Foreign Custodian or the performance of a written contract governing a Fund’s foreign custody arrangements, Delegate shall consider any factors and criteria set forth in Sections 7(b) and 7(c) herein and Appendix D to this Agreement. If, as a result of its Monitoring of Eligible Foreign Custodian relationships hereunder or otherwise, the Delegate determines in its sole discretion that it is in the best interest of the safekeeping of the Foreign Assets to move such Foreign Assets to a different Eligible Foreign Custodian, the Fund shall bear any expense related to such relocation of Foreign Assets. If any arrangement with an Eligible Foreign Custodian no longer meets the requirements of Rule 17f-5(c), the Delegate shall promptly notify the Fund.
8. Standard of Care

     a. In exercising the authority delegated under this Agreement with regard to its duties under Rule 17f-5, Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Foreign Assets of an investment company registered under the 1940 Act would exercise.
     b. In carrying out its responsibilities under this Agreement with regard to Rule 17f-7, Delegate agrees to exercise reasonable care, prudence and diligence.
9. Reporting Requirements
     Delegate agrees to provide written reports notifying the Board of the placement of Foreign Assets with a particular Eligible Foreign Custodian and of any material change in a Fund’s arrangements with such Eligible Foreign Custodians. Such reports shall be provided to the Board quarterly for consideration at the next regularly scheduled meeting of the Board or at such times as the Board deems reasonable and appropriate.
10. Provision of Information Regarding Country Risk
     With respect to the jurisdictions listed in Appendix Al, or added thereto pursuant to Article 3, Delegate agrees to provide the Board and the Fund’s investment adviser with access to Eyes to the WorldTM, a service available through the Delegate’s Web Site at www.ibtco.com, containing information relating to Country Risk, if available, as is specified in Appendix E to this Agreement. Such information relating to Country Risk shall be updated from time to time as the Delegate deems necessary or as the Board shall reasonably request.
11. Limitation of Liability.
     a. Notwithstanding anything in this Agreement to the contrary, in no event shall the Delegate or any of its officers, directors, employees or agents (collectively, the “Indemnified Parties”) be liable to the Fund or any third party, and the Fund shall indemnify and hold the Delegate and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees, (a “Claim”) arising as a result of any act or omission of the Delegate or any Indemnified Party under this Agreement, except to the extent that any Claim results from the negligence, willful misfeasance or bad faith of the Delegate or any Indemnified Party. Without limiting the foregoing, neither the Delegate nor the Indemnified Parties shall be liable for, and the Delegate and the Indemnified Parties shall be indemnified against, any Claim arising as a result of:
i.	Any act or omission by the Delegate or any Indemnified Party in reasonable good faith reliance upon the terms of this Agreement, any resolution of the Board, telegram, telecopy, notice, request, certificate or other instrument reasonably believed by the Delegate to be genuine;

ii.	Any information which the Delegate provides or does not provide under Section 10 hereof;

iii.	Any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, the interruption, loss or malfunction of utilities, transportation or computers (hardware or software) and computer facilities, the unavailability of energy sources and other similar happenings or events.
     b. Notwithstanding anything to the contrary in this Agreement, in no event shall the Delegate or the Indemnified Parties be liable to the Fund or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.
12. Effectiveness and Termination of Agreement
     This Agreement shall be effective as of the later of the date of execution on behalf of Board or Delegate and shall remain in effect until terminated as provided herein. This Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective 30 days after receipt by the non-terminating party of such notice.
13. Authorized Representatives and Notices
     The respective Authorized Representatives of Fund and Board, and the addresses to which notices and other documents under this Agreement are to be sent to each, are as set forth in Appendix F. Any Authorized Representative of a party may add or delete persons from that party’s list of Authorized Representatives by written notice to an Authorized Representative of the other party.
14. Governing Law
     This Agreement shall be constructed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of choice of law.
15. Amendments
     This Agreement constitutes the entire agreement between the parties and may not be altered or amended, except by an instrument in writing, executed by both parties, and in the case of the Trust, such alteration or amendment will be authorized and approved by its Board.
16. Parties
     This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Trust without the written consent of the Delegate or by the Delegate without the written consent of the Trust.

17. Counterparts
     This Agreement maybe executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
18. Disclaimer of Liability
     A copy of the Agreement and Declaration •of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding upon the assets and property of the Trust; provided, however, that the Agreement and Declaration of Trust of the Trust provides that the assets of a particular series of the Trust shall under no circumstances be charged with liabilities attributable to any other series of the Trust and that all persons extending credit to, or contracting with or having any claim against a particular series of the Trust shall look only to the assets of that particular series for payment of such credit, contract or claim.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

INVESTORS BANK & TRUST COMPANY

By: Name:	/s/ Andrew M. Nesvet Andrew M. Nesvet
Title:	Senior Director

GMO TRUST

By: Name:	/s/ Elaine M. Hartnett Elaine M. Hartnett
Title:	Vice President

List of Appendices
A 1 — Jurisdictions Covered
A2 — Securities Depositories Covered
B — Additional Jurisdictions/Securities Depositories Covered
C — Additional Factors and Criteria To Be Applied in the Selection of Eligible Foreign Custodians That Are Banking Institutions or Trust Companies
D — Factors and Criteria To Be Applied in Establishing Systems For the Monitoring of Foreign Custody Arrangements and Contracts
E — Information Regarding Country Risk
F — Authorized Representatives

APPENDIX Al
Jurisdictions Covered
[delete those countries which are not delegated]

Argentina	Kenya
Austria	Korea
Australia	Latvia
Bahrain	Lebanon
Bangladesh	Lithuania
Belgium	Luxembourg
Bermuda	Malaysia
Bolivia	Mauritius
Botswana	Mexico
Brazil	Morocco
Bulgaria	Namibia
Canada	Netherlands
Chile	New Zealand
China	Norway
Clearstream (Cedel)	Oman
Colombia	Pakistan
Costa Rica	Panama
Croatia	Papau New Guinea
Cyprus	Peru
Czech Republic	Philippines
Denmark	Poland
Ecuador	Portugal
Egypt	Romania
Estonia	Russia
Euroclear	Singapore
Finland	Slovak Republic
France	Slovenia
Germany	South Africa
Ghana	Spain
Greece	Sri Lanka
Hong Kong	Swaziland
Hungary	Sweden
Iceland	Switzerland
India	Taiwan
Indonesia	Thailand
Ireland	Turkey
Israel	Ukraine
Italy	United Kingdom
Ivory Coast	Uruguay
Japan	Venezuela
Jordan	Zambia
Kazakhstan	Zimbabwe

A1-1

APPENDIX A2
Securities Depositories Covered

Argentina	CDV CRYL	Philippines	PCD RoSS

Australia	Austraclear Ltd. CHESS RITS	Poland	CRBS NDS

Austria	OeKB AG	Portugal	Central de Valores Mobiliarios

Bahrain	None	Romania	NBR SNCDD Stock Exchange Registry, Clearing & Settlement

Bangladesh	None	Russia	DCC NDC VTB

Belgium	BKB CIK	Singapore	CDP MAS

Bermuda	None	Slovak Republic	NBS SCP

Botswana	None	Slovenia	KDD

Brazil	CBLC CETIP SELIC	South Africa	STRATE The Central Depository (Pty) Ltd.

Bulgaria	The Bulgarian National Bank The Central Depository	Spain	Banco de Espana SCLV

Canada	Bank of Canada CDS	Sri Lanka	CDS

Chile	DCV	Sweden	VPC AB

China	SSCC SSCCRC	Switzerland	SIS Segalntersettle AG

A2-1

Clearstream		Taiwan	TSCD

Colombia	DCV DECEVAL	Thailand	TSD

Costa Rica	CEVAL	Turkey	CBT Takasbank

Croatia	CNB Ministry of Finance SDA	Ukraine	Depository of the National Bank of Ukraine MFS Depository

Czech Republic	SCP TKD	Uruguay	None

Denmark	VP	United Kingdom	CMO CREST

Ecuador	DEC EVALE, S.A.	Venezuela	BCV CVV

Egypt	Misr for Clearing, Settlement & Dep.	Zambia	Bank of Zambia LuSE CSD

Estonia	ECDSL	Zimbabwe	None

Euroclear

Finland	APK

France	Sicovam SA

Germany	Clearstream

Ghana	None

Greece	Bank of Greece CSD

Hong Kong	CCASS CMU

Hungary	Keler Ltd.

India	CDSL NSDL

Indonesia	Bank Indonesia PT.KSEI

A2-2

Ireland	CREST Gilt Settlement Office

Israel	TASE Clearing House Ltd.

Italy	Banca d-Italia Monte Titoli

Ivory Coast*	Depositaire Central/ Banque de Reglement

Japan	Bank of Japan JASDEC

Jordan	SDC

Kazakhstan	Kazakhstan Central Securities Depository

Kenya	Central Bank of Kenya Central Depository

Korea	KSD

Latvia	Bank of Latvia LCD

Lebanon	Banque de Liban MIDCLEAR

Lithuania	CSDL

Luxembourg	Clearstream

Malaysia	BNM (SSTS) MCD

Mauritius	CDS

Mexico	S.D. Indeval

Morocco	Maroclear S.A.

Netherlands	NECIGEF

New Zealand	New Zealand Central Securities Depository

Norway	VPS

A2-3

Oman	MDSRC

Pak i stan	Central Depository Co. of Pakistan Limited State Bank of Pakistan

Peru	CAVALI

A2-4

APPENDIX B
Additional Jurisdictions Covered
     Pursuant to Article 3 of this Agreement, Delegate and Board agree that the following jurisdictions shall be added to Appendix Al:
[insert additional countries/depositories]

INVESTORS BANK & TRUST COMPANY

By: Name:

Title:

[FUND]

By: Name:

Title:

DATE:

B-1

APPENDIX C
Additional Factors and Criteria To Be Applied
in the Selection of Eligible Foreign Custodians
That Are Banking Institutions or Trust Companies
     In addition to the factors set forth in Rule 17f-5(c)(1), in selecting Eligible Foreign Custodians that are banking institutions or trust companies, Delegate shall consider the following factors, if such information is available (check all that apply):
______ None
______ Other (list below):

C-1

APPENDIX D
Factors and Criteria To Be Applied in the Establishing Systems For the Monitoring of
Foreign Custody Arrangements and Contracts
     In establishing systems for the Monitoring of foreign custody arrangements and contracts with Eligible Foreign Custodians, Delegate shall consider the following factors, if such information is available:
1.	Operating performance

2.	Established practices and procedures

3.	Relationship with market regulators

4.	Contingency planning

D-1

APPENDIX E
Information Regarding Country Risk
     To aid the Board in its determinations regarding Country Risk, Delegate will furnish Board annually with respect to the jurisdictions specified in Article 3, the following information:
1.	Copy of Addenda or Side Letters to Subcustodian Agreements

2.	Legal Opinion, if available, with regard to:
a)	Access to books and records by the Fund’s accountants

b)	Ability to recover assets in the event of bankruptcy of a custodian

c)	Ability to recover assets in the event of a loss

d)	Likelihood of expropriation or nationalization, if available

e)	Ability to repatriate or convert cash or cash equivalents
3.	Audit Report

4.	Copy of Balance Sheet from Annual Report

5.	Country Profile Matrix containing market practice for:
a)	Delivery versus payment

b)	Settlement method

c)	Currency restrictions

d)	Buy-in practice

e)	Foreign ownership limits

f)	Unique market arrangements

E-1

APPENDIX F
Authorized Representatives
The names and addresses of each party’s authorized representatives are set forth below:
A.	Board

With a copy to:

B.	Delegate
Investors Bank & Trust Company
200 Clarendon Street P.O. Box 9130
Boston, MA 02117-9130
Attention: Bob Conron, Director, Client Management
Fax: (617) 330-6033
With a copy to:
Investors Bank & Trust Company
200 Clarendon Street P.O. Box 9130
Boston, MA 02117-9130
Attention: Andrew S. Josef, Assistant General Counsel
Fax: (617) 946-1929

F-1